Exhibit 99.3

GENMARK DIAGNOSTICS, INC.

AMENDMENT OF RESTRICTED STOCK UNIT AND/OR
STOCK OPTION AGREEMENT(S)

THIS AMENDMENT OF RESTRICTED STOCK UNIT AND/OR STOCK OPTION AGREEMENT(S) (this “Amendment”) is made by and between GenMark Diagnostics, Inc., a Delaware corporation (the “Company”), and __________________ (the “Participant”).

RECITALS

WHEREAS, the Company has previously granted the Participant certain equity awards as set forth on Attachment A hereto and may (but need not) grant additional equity awards to the Participant following the Effective Date identified in Section 1 below (collectively, the “Awards”), which may consist of Restricted Stock Units and/or Options in each case granted pursuant to the Company’s 2020 Equity Incentive Plan (as amended, the “Plan”); and

WHEREAS, the Company and the Participant wish to amend the applicable agreements governing such Awards (collectively, the “Award Agreements”) to provide for acceleration of vesting of such Awards pursuant to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Company and the Participant agree as follows:

1.Effective Date. This Amendment is effective as of _______, 2020 (the “Effective Date”).

2.Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the applicable Award Agreement and the Plan.

3.Acceleration of Vesting of Awards upon Certain Events. Notwithstanding anything in any employment offer letter or Award Agreement(s) to the contrary, if any Award is not assumed, substituted for, or otherwise continued by the Acquiror, then the Awards shall become one hundred percent (100%) vested and non-forfeitable (and exercisable to the extent applicable) immediately prior to, but contingent upon, the consummation of a Change in Control. If an Award is assumed, substituted for, or otherwise continued, and if during the twelve (12) month period following a Change in Control the Participant’s Service is either terminated without Cause (excluding by reason of death or Disability) by the Participating Company Group (or its successor) or the Participant terminates his or her Service due to Good Reason (as defined below), then all outstanding Awards (or the award(s) issued in substitution for such Awards) held by the Participant shall be one hundred percent (100%) vested and non-forfeitable (and exercisable to the extent applicable) effective immediately prior to such termination of Service. To the extent any such Award vests on the basis of performance objectives other than total stockholder return, such performance shall be deemed to have been satisfied at 100% of target performance. For this purpose, “Good Reason” shall have the meaning ascribed to such term in the Company’s Executive Severance Plan unless such term (or a substantially equivalent term) is otherwise defined in a written agreement between the Participant and a Participating Company, in which case “Good Reason” shall have the meaning set forth therein.

4.Continuation of Other Terms. Except as set forth herein, all other terms and conditions of the Award Agreement(s) shall remain in full force and effect.

5.Tax Consequences. The Participant acknowledges that the Company makes no representation or warranty regarding the tax consequences of this Amendment. The Participant has been apprised that if the vesting of such Options were to be accelerated, the Options’ tax status may, to the extent any such Option was designated as an Incentive Stock Option, be converted in whole or in part into a Nonstatutory Stock Option. In addition, the effect of accelerating the vesting of the Restricted Stock Awards and/or Restricted Stock Units may also result in the acceleration of the year in which such shares would otherwise be taxable to the Participant. The Participant should consult with the Participant’s own tax, legal and financial advisors regarding the consequences of this Amendment.

6.Applicable Law. This Amendment shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

GENMARK DIAGNOSTICS, INC.

Date: _______________________, 2020	By:_______________________________
Scott Mendel
President & Chief Executive Officer

PARTICIPANT:

Date: _______________________, 2020	By:_______________________________
[INSERT NAME]

Attachment A

Restricted Stock Units and Unvested Stock Options